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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-57640 and 333-84446), on Form S-4 (File No. 333-37082) and on Form S-8 (File Nos. 333-61390 and 333-49780) of Exelon Corporation and Subsidiary Companies of our report dated January 29, 2003, except for Note 23 for which the date is February 20, 2003, relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated January 29, 2003 relating to the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Chicago, Illinois
March 21, 2003

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  Exhibit 23.1